UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2010
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Autobytel Inc.

(Exact name of registrant as specified in its charter)
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Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01   Completion of Acquisition or Disposition of Assets.

Purchase Agreement

On September 16, 2010 (“Closing Date”), Autobytel Inc., a Delaware corporation, (“Autobytel”) acquired substantially all of the assets of privately-held Autotropolis, Inc., a Florida corporation, and Cyber Ventures, Inc., a Florida corporation, (collectively, the “Sellers”).  Prior to the acquisition, the Sellers operated under common ownership in Tampa, Florida and shared operating staff and other administrative and operational resources. Cyber Ventures, Inc., through proprietary content, generates and sells in-market consumer automotive purchase requests.  Autotropolis, Inc., through its Autotropolis.com website, provides new car purchase requests and related digital products directly to automotive dealers.

The acquisition was effected through an Asset Purchase Agreement dated the Closing Date (“Asset Purchase Agreement”) among Autobytel, Autobytel Acquisition Subsidiary, Inc., Sellers and the stockholders of Sellers.  The aggregate purchase price is $15,000,000, which includes post-closing cash payments of up to $1,000,000, contingent on the achievement of target operating goals of the acquired companies over a 12 quarter period commencing with the quarter ending December 31, 2010, and ending with the quarter ending September 30, 2013.  At closing, Autobytel paid a portion of the purchase price with a combination of $9,000,000 in cash on hand, $5,000,000 in convertible subordinated debt, and a warrant to purchase 2,000,000 shares of Autobytel’s common stock.  The terms of the debt issuance and warrant are described below.  The stockholders of Sellers became employees of Autobytel upon closing.

The Purchase Agreement contains representations, warranties, covenants and conditions that Autobytel believes are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations.

Warrant

The warrant issued to Sellers at closing (“Warrant”) is exercisable in cash for the purchase of up to 2,000,000 shares of Autobytel’s common stock at an exercise price of $0.93 per share.  The Warrant, which has an 8-year term, becomes exercisable on the third anniversary of the Closing Date unless accelerated as provided below.

The Warrant is subject to adjustment for stock splits, dividends and other recapitalizations, and will accelerate and become exercisable in full or in part if Autobytel’s employment of the stockholders of Sellers terminates in connection with a change in control of Autobytel, or in full in the event Autobytel’s Board of Directors approves a liquidation, dissolution, or winding up of Autobytel.

Convertible Subordianted Promissory Note

The convertible subordinated promissory note issued to Sellers at closing in the principal amount of $5,000,000 (“Note”) bears interest at a rate of 6% per annum, payable quarterly.  The Note, which has a maturity date of September 30, 2015, is subordinated to any future senior debt Autobytel may implement and is unsecured.

      Events of default that would give the holder a right to declare the Note immediately payable include nonpayment of principal or interest (subject to a 10-day cure period), bankruptcy, receivership or similar proceeding, insolvency and material nonperformance under the Note (subject to a 10-day cure period).  Upon the occurrence of any event of default, the Note will accrue interest at a default rate equal to the lower of (i) eight percent (8%) per annum and (ii) the highest legal rate permissible under applicable law.

The Note will be convertible into shares of Autobytel common stock at the election of the holder after September 30, 2013.  The conversion price of $0.93 is subject to adjustment for stock splits, dividends and other recapitalizations.  The Note will become immediately convertible prior to a change in control of Autobytel or upon Autobytel’s Board of Directors approving a liquidation, dissolution, or winding up of Autobytel.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided pursuant to Item 2.01 is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The disclosure provided pursuant to Item 2.01 is incorporated herein by reference.  Both the Warrant and the Note are being issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, which exempts from registration sales by an issuer not involving any public offering.  The Sellers have represented to Autobytel that they are taking the securities for investment purposes without a view to distribution, and shares of common stock issuable upon conversion of the Note and exercise of the Warrant will be subject to a shareholders’ agreement providing for, among other things, restrictions on transfer.

Item 9.01    Financial Statements and Exhibits.

The financial statements of the Sellers and the pro forma financial information of the business required under Item 9.01 of this Current Report will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2010	AUTOBYTEL INC.

	By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal
and Administrative Officer and
Secretary